Exhibit 99.1

FINAL TRANSCRIPT

CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Event Date/Time: Jun. 16. 2009 / 10:30AM ET

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Alex Bisson

Norcoast Research - Analyst

Ben Brownlow

Morgan Keegan - Analyst

Ivy Jack

Barclays - Analyst

Anthony Lebiedzinski

Sidoti & Company - Analyst

Mike Smith

Kansas City Capital - Analyst

Karen Short

FBR Capital Market - Analyst

Simeon Gutman

Canaccord Adams - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2009 Casey’s General Stores earnings conference call. My name is Josh and I’ll be your coordinator for today. (Operator Instructions) I’d now like to turn the presentation over to our host for today’s call, Senior Vice President and Chief Financial Officer, Bill Walljasper. You may proceed, sir.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Good morning and thank you for joining us to discuss Casey’s results for the fiscal year ended April 30. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here. I hope all of you have already seen the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you.

Before I begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2008 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. I’ll take a few minutes to summarize the quarter and then open for questions.

As most of you have seen, our earnings per share from continuing operations in the fourth quarter were $0.31 compared to $0.28 a year ago. Earnings from continuing operations for fiscal 2009 were $1.69 per share compared with $1.68 last year. This strong earnings performance was in spite of the $9.1 million charge related to lawsuit settlements mentioned in the press release. Without the effect of this expense item, earnings for the year would have been approximately $1.81 per share and $0.42 per share in the quarter.

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

The primary reason for the earnings increase was due to higher than normal gasoline margins and solid improvement inside the store. We experienced a higher than normal gasoline margin in the fourth quarter due to a more responsive retail price environment related to rising wholesale cost to achieve a gas margin of $0.121 per gallon. This enabled us to obtain an annual margin of $0.129 per gallon well above our annual goal of $0.108. Even though the performance was ahead of our goal, it was $0.01 per gallon lower than fiscal 2008 margin. This decrease in margin represented about $0.15 on earnings for the year. The average retail price of gasoline for the quarter was $1.87 a gallon compared to $3.12 last year.

For the fiscal year, the average retail price was $2.68 per gallon compared to $2.93. As a result of lower retail prices, same-store gallons sold for the quarter were up 1.2% and up 1% for the year. Total gallons sold in the fourth quarter were up 2.8% to 299 million while annual gallons sold were up 2.2% to 1.2 billion. Due to the lower gasoline margin from a year ago, gross profit was down about 5.4% to nearly $159.8 million. The gasoline category is off to a good start in fiscal 2010 with same-store gallons sold up 3.7% in May with an average margin above our annual goal. The average retail price this May was $2.19 per gallon compared to $3.50 in May a year ago.

Despite a more challenging economic environment, sales continue to be solid inside our stores. In the grocery and other merchandise category total sales were up 9.7% to $239.3 million in the fourth quarter. Same-store sales rose 8% with an average margin of nearly 32.9% while gross profit was up nearly 9% to $78.8 million. Approximately 4% of the same-store sales increase in the quarter was related to cigarettes primarily due to the Federal Excise Tax increase that went into effect April 1. Year-to-date same-store sales increased 5.9% and the margin was up 40 basis points to 33.5%.

The growth in this category in fiscal 2009 was related to continued efficiency in category management, increased sales and higher margin items primarily in the beverage area and a stronger cigarette margin due in part to the more favorable pack contribution. For the year total sales were up 7.1% to $1 billion and gross profit grew over 8% to $338.1 million. Same-store sales continued to be strong in May, up 9.9%.

The prepared food and fountain category continues to perform exceptionally well. Total sales in the fourth quarter were up 10.1% to $81.1 million. Same-store sales were up 7.2% with an average margin of 62.7%, up about 180 basis points from the fourth quarter a year ago. This is primarily due to lower cost of cheese. This margin expansion should continue for the next several quarters due to the forward buy of cheese that we negotiated through October.

Year-to-date the margin was ahead of our annual goal finishing at 61.4%. Same-store sales for the fiscal year were up 9.1%. This sales growth was due to continued popularity of our prepared food program and strategic price increases. These price increases represented approximately 3% to 4% of the same-store sales number. Total sales for the year were up 11.2% to $335.6 million.

The prepared food categories off to an excellent start in fiscal 2010 with same-store sales in May up 6.5%. We are optimistic that this category will have another solid year. For the year, operating expenses were up 6.2%. In the fourth quarter they were up 7.1%. However, without the effect of the lawsuit settlement mentioned previously, expenses would have been up only 4.3% for the year and down 0.6% for the quarter. Due to the lower retail gasoline prices and slowing credit card utilization, credit card fees were down over 20% or about $2.5 million in the quarter. The cost of diesel was also down significantly from last year which helped lower our fuel expense nearly 41% or about $1.3 million. Given the lower gasoline price environment, we anticipate a continued favorable environment over the next several quarters in these areas.

On the income statement total revenue in the quarter was down 26.7% to $883 million due to a 40% decrease in the average retail price of gasoline. The effective tax rate was 41.3% in the fourth quarter. A review of the deferred tax assets and liabilities was completed in the fourth quarter of our fixed asset position effective 4/30/2008. Now this uncovered that there were numerous assets that were misrepresented as deferred tax assets which understated the estimated required deferred tax liability. In light of this, a disparity arose in the amount of approximately $1.1 million which we required to correct through this current year tax provision. This correction created a spike representing about 3.8% of the 41.3% tax rate in the fourth quarter. Going forward, for fiscal 2010, you should expect an effective tax rate around 37%. The number of basic shares outstanding in the quarter was 50,787,309 and diluted share count was 50,917,479.

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Our balance sheet continues to be strong. At April 30, cash and cash equivalents were $145.7 million. Long-term debt net of current maturities decreased to $167.9 million and we’ll continue to decrease as we pay down debt. At the end of the year, our average long term debt, average total capital ratio was about 25%. Shareholders equity rose to $721 million. We generated about $167.2 million in cash flow from operations. At the year-end, capital expenditures were approximately $144 million compared to $89.3 million a year ago. This was up due to an increase in acquisitions and construction activity. We expect capital expenditures to increase next year as we increase store growth.

This quarter we opened nine new store constructions and completed two acquisitions. For the year, we acquired 16 stores and completed 16 new store constructions. In addition to this, we also replaced 16 stores and completed two major remodels. All but two of these incorporated the features of our new store design. Our store count at the end of this quarter was 1,478 corporate stores. That completes my review for the quarter. We’ll now take your questions.

QUESTIONS AND ANSWERS

Operator

Thank you very much, sir. (Operator Instructions) Our first question comes from the line of Alex Bisson from Norcoast Research. Alex, you may proceed.

Alex Bisson - Norcoast Research - Analyst

Good morning.

Bill Walljasper - Casey’s General Stores - SVP, CFO

How you doing?

Alex Bisson - Norcoast Research - Analyst

Congratulations on a good quarter.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Thank you very much.

Alex Bisson - Norcoast Research - Analyst

Bill, I guess a couple of questions for you. I was wondering if you could talk a little bit about credit card utilization and how that has trended given the decrease in - or the decline in fuel prices?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Certainly. We actually saw a decrease in credit card utilization beginning on or about October of last year and, as you may recall, that’s when the retail price of gasoline dropped significantly. Subsequent to that time, we have seen a gradual decrease in credit card utilization. Right now I can tell you that the increase in credit card utilization for the fourth quarter was just about 7%. That is in contrast to credit card transactions north of 20% to 30% just a year ago. When you look at it on a percentage of total sales,

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Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

it’s about 48%, again that’s down from about 52% about six months ago. So it is trending in that direction and I would anticipate that if retail continues to stay in the general area that they are, we should see similar types of numbers. The take away from that, Alex, certainly should see a benefit in the credit card fees, as I just reported in the fourth quarter.

Alex Bisson - Norcoast Research - Analyst

All right. Bill, I was wondering if you could talk a little bit about the made-to-order sandwich program, and I guess really what prompted you guys to begin rolling that out? Is it a response to other sandwich shops promoting aggressively around their sandwich shop offerings? I’m thinking Quiznos and Subway.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Certainly. This certainly has been a concept that has been in the works for some time. I can tell you that the acquisition we did about two, two and a half years ago with the Handy Mart acquisition, we actually became a franchisee of Blimpy’s in about nine or ten locations. We got a better understanding of that particular part of the food service program and we certainly, we felt we had a business model subsequent to that that could incorporate not only a sub sandwich program but also our existing prepared food program and have those two co-exist very nicely. With the success of that program, we began to rollout a made-to-order sub sandwich program and we only have it in about 30 to 40 stores right now. Certainly are looking to expand that in fiscal 2010, so we don’t have a lot of information to give out with regards to the success but I can tell you that we’re certainly very encouraged by the preliminary results of that program.

Alex Bisson - Norcoast Research - Analyst

How many stores do you think you’ll have it in by the end of the year?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Fiscal 2010 I assume you’re referring to?

Alex Bisson - Norcoast Research - Analyst

Yes.

Bill Walljasper - Casey’s General Stores - SVP, CFO

I would anticipate probably you’ll see it rollout to another roughly 30 to 40 locations. If you look at our unit growth goal of 4% that’s roughly about 60 locations. Of that 60 you can probably anticipate somewhere around 20 to 25 new store constructions and hopefully the remaining part will be acquisitions. We’ll implement that in nearly all of those new store constructions. In addition to that, Alex, we’re going to replace roughly about 20 stores next year and we’ll incorporate the made-to-order sub sandwich program in nearly all of those as well, so we could be somewhere around 40 to 50 additional to what we currently have.

Alex Bisson - Norcoast Research - Analyst

Okay. What do you expect CapEx to be in fiscal 2010?

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - SVP, CFO

We’ll actually defer that until the 10K comes out in the annual report. We’ll actually give you a break down in buckets in the annual report. The annual report will come out first week of August. I can tell you certainly it’s going to be anticipated above that 144 million I referenced previously.

Alex Bisson - Norcoast Research - Analyst

Okay. And then I guess just two final ones. What’s the acquisition environment looking like? Or any update?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Certainly, it’s been a little bit slower than we would have liked over the last several years. I think part of that still has to do with the larger than historical average gas margins creating still a little bit of a disconnect. We are still encouraged. I can tell you we’re off to a good start in fiscal 2010. We do have 15 oral agreements already for the year. We also have 12 stores released for new store construction activity, so certainly are more encouraged as we head into 2010 than we were about a year ago.

Alex Bisson - Norcoast Research - Analyst

All right, and then I guess just finally, as you look at the cigarette category over the last couple of months and the demand has auscultated about, how has that affected the rest of your in-store categories?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Well, I can tell you in the cigarette category and certainly we’ve been monitoring that very closely that right now we’re seeing a volume decline in the cigarette category of roughly 6% to 7%, probably anticipate that, we’ll monitor that closely but that might be a good running number for the remaining part of the fiscal year. Certainly, it’s not deterred from any type of in-store traffic. We still are seeing nice customer count movement coming into our stores and certainly I think that’s reflected in the same-store sales we’ve been reporting over the last probably two to three months subsequent to the Federal Excise Tax increase, so I don’t see any drop off in that area.

From a gross profit dollar, I think in the last conference call we indicated that worst case scenario, we saw a gross profit dollar neutral in the cigarette category. We’re a bit more optimistic as we have more data behind us and we certainly see anticipated gross profit dollar gain in the cigarette category for fiscal 2010. We also are seeing a nice uptick in other tobacco products as people maybe transfer from being a smoker to maybe a smokeless-type product so we’re encouraged by the results of the last several months.

Alex Bisson - Norcoast Research - Analyst

Excellent. Thank you very much.

Bill Walljasper - Casey’s General Stores - SVP, CFO

All right, Alex, have a good day.

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Operator

Our next question comes from the line of Ben Brownlow from Morgan Keegan. Ben, you may proceed.

Ben Brownlow - Morgan Keegan - Analyst

Congratulations on a great quarter and great start to the fiscal year. I was hoping you could give a little bit of color on the guidance for the prepared food margin that you gave at 62%. It just seems a little conservative given Q4, where Q4 was.

Bill Walljasper - Casey’s General Stores - SVP, CFO

You mean the 62% for the goal you’re talking about?

Ben Brownlow - Morgan Keegan - Analyst

Yes.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Yes, you’re right on point there, and certainly there was a lot of discussion internally about the margin and we do quite a bit of work on that. Here is the situation that we have, Ben. Certainly we’re going to see a benefit from the forward buy of cheese that we negotiated through October, and right now we have that through October. I say through October, that’s based on some current volume trending. If we have an uptick it certainly maybe only through September, so we certainly are going to see a margin increase in Q1 and Q2. We just don’t have a great feel, it’s hard to predict what the cheese cost is going to be subsequent to October so, therefore, we're a little bit maybe a little bit more conservative on our estimates in the back half of the calendar year. Keep in mind that we’re go to be comparing against some lower cheese cost in Q3 and especially Q4 of this year, so therein lies where we came up with the goal.

Ben Brownlow - Morgan Keegan - Analyst

Great, and then what was the Q1 last year cheese cost?

Bill Walljasper - Casey’s General Stores - SVP, CFO

$2.25 a pound and then Q2 was $2.10 per pound last year.

Ben Brownlow - Morgan Keegan - Analyst

Okay, and then one more question for me. Just the acceleration in the fuel comp. Any thoughts there?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Well, yes, my comment there would be the lower retail environment certainly is facilitating a stronger comp, we’re also comparing as you may see on our website, we’re comparing against a little softer numbers from fiscal 2009. So the combination of comparing against a little softer numbers from 2009 and lower retail price comparison period over period, I think should benefit us on the same-store gallons. And just kind of to give you some talking points there, I mentioned what the average retail price was already in May. Q1 of last year, the average retail price of gas was $3.77 a gallon, in Q2 it was $3.25 a gallon so certainly a favorable environment for the next several quarters.

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Ben Brownlow - Morgan Keegan - Analyst

Great. Congrats again.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Thanks, Ben.

Operator

Our next question comes from the line of [Ivy Jack] from Barclays. Ivy, you may proceed.

Ivy Jack - Barclays - Analyst

Hi, thanks. A few questions for you guys.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Sure.

Ivy Jack - Barclays - Analyst

Can you first talk about cigarettes? Since the excise tax went into effect, are you still seeing trade down? Is it more pronounced or has it gotten more accelerated, and also in terms of thinking 2010, you talk about gains with respect to your guidance. Can you just give us more color on like where these gains will come from?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Sure. First I’ll answer your question on the trade down. We certainly are seeing a trade down. It has accelerated slightly. It hasn’t been extremely pronounced but we’re certainly seeing a trend from our consumers going from premium to mid tier and from a mid tier down to a lower tier type cigarette. I think that will continue into fiscal 2010. Now the gross profit is very similar on the lower tier brands as it would be the premium brands. We also, as I kind of alluded to, you’re also seeing as we see more and more smoking bans coming into effect you’re seeing people move from a product on the tobacco side into another tobacco side like a smokeless product. That’s very good for us, the margin on those products are significantly higher so a tin of smokeless is going to be higher than a pack of cigarettes.

Now where we see some of the gains is this. First of all, I alluded to it in the opening comments is the pack contribution. The margin is certainly better in a pack than it would be a carton. We’ve seen our pack contribution rise to almost 72% to 73% up from an upper 60% just about a quarter ago, so I think that trend will continue given the higher retail price environment. That’s a normal buying habit of our customer going from a cartons to a pack-type purchasing. Also, given the fact that half of our stores are in fair trade states and half are in non-fair trade states you are seeing a phenomenon occur where there’s a minimum markup in the fair trade states where you’re applying it to a higher number now. For instance, a $5 pack of cigarettes apply in say a 10% markup now all of the sudden it's $5.62 and you’re applying a 10% markup so you can kind of see how the gross profit dollar increase may move forward and we are certainly anticipating gross profit dollar move forward in the cigarette category. We have not come out to put out what that is yet, probably won’t do so but certainly we feel it’s a nice movement for us in the upcoming year.

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Ivy Jack - Barclays - Analyst

Okay. Thank you. Switching gears a little bit, in the past you talked about some of the challenges of growing through acquisitions and the environment hasn’t been favorable, but can you also talk about maybe some of the challenges of also opening new stores?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Well, some of the challenges of new stores would be similar to those with acquisitions. Certainly, the cost of ground has increased over the last several years and that always is a challenge, especially given our new store format. We look to buy just a little bit larger piece of property. Those become perhaps a little bit more challenging, especially when we go into smaller communities, when you’re looking for a little bit larger piece of dirt it may require to buy two or even three lots in a small community and sometimes that’s a little more challenging to get that particular deal negotiated, so that would be a challenge there. Also making sure that we find “A” locations within the communities to construct. Obviously with new store design it’s a little bit more expensive and we want to make sure that 1) not only the land is adequate enough to put that store up but also that the community is going to support that type of store, so those are just a few of the challenges on new store construction. Obviously, you need to facilitate those land deals well in advance of when you plan to open those, so obviously the ones that we have coming up in fiscal 2010, these are deals we’ve been working on in the prior fiscal year to get that land purchased.

Ivy Jack - Barclays - Analyst

Okay. Have you ever thought about any color on the magnitude of difference in terms of the return of opening a new store versus remodeling or replacing and then, of course, versus acquisitions assuming the environment is favorable?

Bill Walljasper - Casey’s General Stores - SVP, CFO

The color we provided has been this, Ivy. Within an acquisition certainly you see earnings much more immediate. So far all of these have been immediately accretive. You see that usually start somewhere in the high single digit, low double digit return on an after-tax cash flow basis and then it ramps up from there. A new store construction would take a few more years to get to that level simply because you’re trying to build a book of business for that particular location whereas an acquisition you are actually buying the book of business going forward, so that’s the color we put on that. As far as replacements, I don’t believe we have ever put anything out on that specifically with the returns. I can tell you that the revenue lift on replacements is significant, very, very high double digit revenue lift after we place a store and we are seeing, we are very encouraged by the most recent replacements with the new store design above and beyond the numbers I just mentioned, and as we get more data behind us we’ll certainly provide more information in that regard.

Ivy Jack - Barclays - Analyst

Okay. Thank you very much.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Thanks, Ivy.

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Operator

(Operator Instructions) Our next question comes from the line of Anthony Lebiedzinski from Sidoti & Company. Anthony, you may proceed.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Hi, Anthony how are you doing?

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, good. A couple of questions, also just a follow-up on a topic. When you guys do a remodel actually of a store, what’s the incremental sales lift that you’re getting afterwards?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Anthony, we have not given that information out. It would be a little misleading to give you that out now because the remodels that we are doing currently are what I would call a major remodel and that would be we are actually taking a store, an existing store, and bumping out one or two sides of that store to make room for larger coolers. As you may recall, the new store design has 14 cooler doors compared to a typical design of 9 cooler doors. Also, we’re making room to expand our prepared food area to incorporate the made-to-order sub sandwich, the coffee bar and a sit down area, so that’s very, we only have just a few of those up and operational so it’s very preliminary so as we get further into this Fiscal Year, we’ll try to provide more color on that type of major remodel because that’s what we’re looking for going forward.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, good. Also, you had mentioned that you have 15 oral agreements so far for acquisitions. I was just wondering if have you seen actually the sellers expectations come down recently? Is that why you’re seeing actually some oral agreements coming to fruition or is it because you guys are willing to pay up a little bit more? Maybe you could just tell me what’s going on there?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Sure, it would be the first and not the latter. Certainly, and I would say probably at least over the last year we have started to see seller expectations start to come down a little bit more in to what we believe the more reasonable range. It’s not a situation where we are increasing what we’re willing to pay for acquisitions. Return on investment is certainly the key driver for us when we look at acquisitions and we believe they’re starting to come in in line a little bit more. It could be a function of the economic conditions. I’m sure that it is helping push some of the sellers to maybe look a little bit harder at selling their particular book of assets, so hopefully we’ll continue to come down and we’ll have more success in 2010.

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Anthony Lebiedzinski - Sidoti & Company - Analyst

Got it, okay. And also you had mentioned that you’re rolling out more of these made-to-order sub sandwiches. Can you give us other examples of some new menu items that you’re looking to do in fiscal 2010?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Yes, certainly, we’re looking, we always have a number of items in test and some of the things that you can anticipate going forward in 2010, we’re going to rollout about another 200 to 300 iced coffee machines, most of those will be rolled out by the end of the first quarter. You’re going to see about another 200 to 300 ten head fountain machines to replace some older six head machines. Both of those endeavors have been very successful for us. Also, later in the fiscal year, probably some time this fall, we’re looking to introduce products such as desert pizza. We’ve been testing that for a while and it certainly has been successful, so just to kind of give you a little flare for what we’re working on but we always have something in the queue.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay, sounds good. Thanks for your help.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Thanks, Anthony.

Operator

Our next question comes from the line of Mike Smith from Kansas City Capital. Mike, you may proceed.

Mike Smith - Kansas City Capital - Analyst

Good morning.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Hi, Mike.

Mike Smith - Kansas City Capital - Analyst

Bill, I think you covered this but I didn’t write it down quick enough. You said you contracted cheese out through October?

Bill Walljasper - Casey’s General Stores - SVP, CFO

That’s correct.

Mike Smith - Kansas City Capital - Analyst

And what are you paying a pound?

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - SVP, CFO

$1.68 a pound. That’s our average.

Mike Smith - Kansas City Capital - Analyst

And that’s comparing to two plus last year for the next couple quarters?

Bill Walljasper - Casey’s General Stores - SVP, CFO

(inaudible) in Q1 and $2.10 in Q2, that’s what we would be comparing against, and about every $0.10 per pound is about 35 basis points on the overall prepared food margin.

Mike Smith - Kansas City Capital - Analyst

Okay, thanks. The other question I have, you said that a couple of those stores you acquired in eastern Iowa Handy Marts or whatever they were were, Subway franchisees?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Blimpy’s actually.

Mike Smith - Kansas City Capital - Analyst

Okay, but when you talk about expanding your program, we’re not talking about a franchise, we’re just talking about a Casey’s?

Bill Walljasper - Casey’s General Stores - SVP, CFO

That is correct. Expanding the sub sandwich program will be Casey’s proprietary made-to-order sub sandwich program, that’s correct.

Mike Smith - Kansas City Capital - Analyst

And do you make your own bread?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Absolutely we do.

Mike Smith - Kansas City Capital - Analyst

Okay. And on the acquisition front, two things I guess. Two questions. The 17 that you got handshakes on I think is what you said, are those onsies-twosies, is that a group like Handy Mart?

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - SVP, CFO

No, actually it’s 15 was the number that I mentioned and there is one medium sized chain in there, a smaller chain that’s in there and the rest are just kind of onsies-twosies.

Mike Smith - Kansas City Capital - Analyst

Are those all your existing markets kind of a fill-in strategy?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Yes, that is correct.

Mike Smith - Kansas City Capital - Analyst

I guess I’ve been reading in your trade press that there seems to be some significant units for sale in Tennessee as part of a bankruptcy. That would seem to be contiguous to you. Would that be something you’re interested?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Well, Tennessee is certainly is a state we are looking to penetrate. I think the one you’re referring to is in the very eastern part of Tennessee. That would be a very long way, even though the state is adjacent to our market area, it would be a very long way from our particular current market area, so that would be a little bit of a jump for us, not that we wouldn’t look at some of those assets from time to time but certainly are trying to make it more efficient from a transportation infrastructure standpoint as we penetrate new states. And I will tell you, Mike, that is something that certainly is an initiative for us to penetrate some adjacent states and in the next several years for us to get into some of those states. We are actively looking to make end roads.

Mike Smith - Kansas City Capital - Analyst

Well, thanks for the answer and congratulations.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Thanks, Mike. Take care.

Operator

Our next question comes from the line of Karen Short from FBR Capital Market.

Karen Short - FBR Capital Market - Analyst

Hi, everyone.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Hi.

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Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Karen Short - FBR Capital Market - Analyst

Congratulations.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Thank you.

Karen Short - FBR Capital Market - Analyst

A couple just clarification questions. So you said the tax rate would be normalized tax rate is 37 or 37.5?

Bill Walljasper - Casey’s General Stores - SVP, CFO

It should be around 37 for fiscal 2010.

Karen Short - FBR Capital Market - Analyst

Okay. And then I’m just wondering if you could remind me of some of the timing of the price increases in prepared foods that you had in 2009 and then maybe give me some thoughts on where you see pricing going in 2010?

Bill Walljasper - Casey’s General Stores - SVP, CFO

You bet. The price increase that I mentioned in the opening comments, we will lapse that I believe in October, and then going forward in 2010, looking at that same-store goal for prepared foods, right now we are not contemplating any additional price increases. Now, however, we certainly will be reactive to changing environments within the prepared food category but certainly at this point we’re not contemplating anymore price increases. We’ve taken numerous ones over the last several years and certainly do not want to insult our customers in any way. We want to make sure we’re competitive.

Karen Short - FBR Capital Market - Analyst

I guess going back to the sub program for a while, I mean I know you guys have been pretty methodical in terms of your prepared foods to make sure that ovens, everything needs to be cooked at the same temperature so the complication in terms of preparation is kept to a minimum. Can you maybe just talk a little bit about how you got around that with the sub program because obviously that’s going to add a layer of complexity.

Bill Walljasper - Casey’s General Stores - SVP, CFO

Absolutely and I’ll circle back to a previous answer that I had in the Q & A was after we became a franchisee of Blimpy’s several years ago, that introduction certainly gave us a lot more confidence and a lot better understanding of the process of a made-to-order sub sandwich program certainly in addition to our prepared food program, so I think we have a better handle on that. Certainly we’re going a little bit slower on the rollout in made-to-order because you’re exactly right, Karen. It does create another layer. There’s more equipment in the kitchen and certainly there’s another layer of potential expenses depending on how the program gets kicked off, so that’s why we’re going a little bit slower than perhaps others might look to us for.

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Karen Short - FBR Capital Market - Analyst

And how many types of subs will you be offering?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Well we’re always evaluating that. You kind of caught me there. I’m not sure of the number of subs. It’s a made-to-order so you can really make it whatever way you want. We certainly have some suggested menu offerings like an Italian sub and so forth, but you can really make it whatever you want. It truly is made-to-order. You pick your bread out, your meat, cheese, condiments, want it toasted, untoasted, so obviously it runs the gamut.

Karen Short - FBR Capital Market - Analyst

Okay. And then just looking to the unit growth goal, I mean, I guess in a worst case scenario if you guys could not achieve the acquisition target kind of 35 to 40 I guess you said, is 20 to 25 new stores the most you think you could do in fiscal 2010 or do you think you could ramp that higher?

Bill Walljasper - Casey’s General Stores - SVP, CFO

We might be able to ramp that a little bit higher. The challenge there is if we’re trying to accelerate from we’ll say a number of 20 or 25 new stores, certainly need to have those released to construction and start construction probably some time in the fall because obviously half of our market area is certainly affected by the winter months when it comes to construction, and also you need to have that land kind of in inventory so to speak because it certainly is a longer process to get land approved through the city and get your necessary variances and site plan approved and so fourth, so we could ramp it up slightly in fiscal 2010. If we feel for some reason that going forward beyond 2010 there may be a hurdle or a road block that may slow acquisitions down, I think over the course of 2010, we can begin to accelerate for the next fiscal year in new store construction and also replacements, Karen. Because certainly replacement stores and even the major remodels certainly are another source of revenue and earnings for us.

Karen Short - FBR Capital Market - Analyst

Great, okay. And then last question. Just looking at operating expenses, say excluding credit card fees because it seems to be a little more of a wildcard, what do you think we should – how should I think about the growth rate in operating expenses in 2010?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Certainly, I’m going to say probably a good number, and I’ll caveat this obviously. I know you said to exclude credit card fees but I’m going to caveat with retail fuel cost and diesel fuel cost because that obviously affects credit card fees but also affects fuel expense as well in our utilization of fuel, so I would say a mid single digit increase is probably realistic and if fuel can stay in its neighborhood it may even be a little bit better than that.

Karen Short - FBR Capital Market - Analyst

Okay. I think that’s about it. Thanks very much.

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - SVP, CFO

Okay.

Operator

Our next question comes from the line of Simeon Gutman from Canaccord Adams. Simeon, you may proceed.

Simeon Gutman - Canaccord Adams - Analyst

Hi. First on the top line, if we can treck back to May sales for a second. It looked like there seemed to be some type of waterfall effect that kind of fell through all of the items. I don’t know if it was I guess the volumes picking up. Just curious if you did anything different in the front of the store or the inside of the store or if there was just systemic economic improvement what seems to be driving it?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Yes, there is nothing new, no new initiatives, Simeon, that we brought out in May. I think it’s really kind of a same old-same old but certainly was a continuation of some of the things we’ve been experiencing over the last probably 12 months. I mean on the prepared food side, there was no new products rolled out. We did have some expansion of some, like I mentioned, iced coffee that came out in May and we started that process of rolling those products out, but certainly it’s just a continued popularity of the existing program, maybe doing a little better job of shelf space allocation in our stores so it’s really a function of that more than anything.

Simeon Gutman - Canaccord Adams - Analyst

And I don’t know if it’s perfect to measure but it looks like the customers who are coming to you for gasoline are feeling the good enough to go back into the store. Just looks like the increase in a lot of the two-year numbers on all of your categories look pretty consistent so it almost looks like the customer is shopping you across the box?

Bill Walljasper - Casey’s General Stores - SVP, CFO

I would agree with that. It’s a situation that we’ve experienced, I’ll go back the last two years because we’ve had somewhat of a roller coaster with respect to the retail fuel price, but — and also the economic climate for that matter, but in both sides of that fence, what we’re finding is that our consumers have a reluctancy to give up what I will call their day-to-day buying habits and they continue regardless to come into our stores to buy their cup of coffee or doughnut in the morning because that’s the habit they’ve had for numerous years or buy cigarettes or soda or whatever it is they might have. We do sell a lot of what I call comfort items and these are the last things that people would tend to give up when there’s a little more challenging times, so I’m encouraged by the resiliency that we’ve had over the last several years.

Simeon Gutman - Canaccord Adams - Analyst

And I guess there’s a little bit of whiplash then coming back with retail prices coming back up but I know the May units look good but is there any certain that we could just take a couple steps backwards if we keep trecking back up to $3 gas?

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Bill Walljasper-Casey’s General Stores-SVP, CFO

Oh, there’s no question that’s something we keep our eye on, Simeon. I mean last year at this time we had some very high retail prices and we certainly saw a pullback in driving and that was reflected in the same-store gallon movement. Now, having said that though, you’ll note even last year in Q1 and Q2 when the retails were extremely high our same-store sales inside the store really didn’t miss a beat and customers still came into our stores and shopped our stores like you mentioned, but to your point, if the retails do get back in that $3.50 range like you mentioned I would anticipate several things occurring. I would anticipate same-store gallon movement perhaps slowing, I would also anticipate credit card fees perhaps to pick up, as you alluded to increases and our own fuel expense certainly would pick up so, yes, I think you’re right on point there.

Simeon Gutman-Canaccord Adams-Analyst

Okay, and then a follow-up to sort of the prepared foods gross profit. I didn’t catch what you said what your forward buy rate of cheese was. I think you mentioned it, that right?

Bill Walljasper-Casey’s General Stores-SVP, CFO

Yes, it was $1.68 per pound on average.

Simeon Gutman-Canaccord Adams-Analyst

Got it, so if I look at the year-over-year, the benefit you’re getting just by cycling cheese prices, what would sort of limit the gross profit from kind of reaching almost parallel to that amount is that forward buy or are there other things that are going on within there?

Bill Walljasper-Casey’s General Stores-SVP, CFO

Well, I guess some of the things that would impact the margin as – I’ll paraphrase your question, what are some things that may impact the margin negatively going forward given the fact that we already have cheese locked through October. Well, one of the things certainly cheese could go the other direction subsequent to October when that forward buy falls off. That certainly would be an impact negative to the margin. Certainly if there’s anything that would change on the commodity front like, for instance, roughly about a year ago commodity prices were pretty high for corn and wheat and so fourth. That certainly impacted the margin in the category as well, but we’re encouraged and what you should anticipate I think is some higher prepared food margins in Q1 and Q2 and depending where cheese costs go in the latter half of the year you may see a pull back sequentially in the end of the year.

Simeon Gutman-Canaccord Adams-Analyst

And to clarify, is it 100% of your cheese needs?

Bill Walljasper-Casey’s General Stores-SVP, CFO

The forward buy you mean?

Simeon Gutman-Canaccord Adams-Analyst

Yes.

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Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - SVP, CFO

Yes, the forward buy would be 100% of our cheese needs through October based on the current volume trends that we have.

Simeon Gutman - Canaccord Adams - Analyst

Got it, okay. And then if you will just a little bit of a refresher if you can on sort of gasoline dynamics and I’ve been through this a million times and I think the rule of thumb in that a declining environment you typically would get a little expansion. Now we’re going through a re-rising environment and I think your CPG number still looks pretty healthy for next year but I’m curious if timing is also a factor in it but any thoughts to think about going forward?

Bill Walljasper - Casey’s General Stores - SVP, CFO

Yes, a couple thoughts. That’s a great point because you’re exactly right. I’ve been here 19 years and typically, or generally speaking, that when wholesales do drop there’s an opportunity to expand your margin as there’s a little bit of a lag in retail with it and just the opposite would happen typically speaking when there’s a rise in wholesale environment costs would stick and your margin would come under pressure. That dynamic certainly has changed a little bit here in the past and certainly what we are seeing a couple things. One, we are seeing a much more responsive retail environment to movements upward in wholesale, so what we saw in the past where we typically have pressure on our margin perhaps we’re not seeing as much pressure in that type of movement. The second thing is right now, and this has been going on for well over a year now, is we have roughly about a $0.13 retail differential between our super unleaded product, which is our E10 product, and our clear unleaded product.

People typically will choose their gasoline with their pocketbook, so consequently we’ve seen a stronger migration and have seen this for some time to that super unleaded product. That’s an 89 Octane product that’s blended obviously with ethanol. So what is happening is the turn of the inventory, the clear inventory has slowed dramatically. You’re talking almost three weeks now in inventory turns of that product. However, it still represents half the inventory in the ground. So in the environment that you just talked about rising wholesale, when you see a very strong or sharp rise in cost, well what you’re doing now is we’re selling products and they clear at a much higher rate than we purchased much lower two or three weeks ago. Just the opposite can happen and it did happen back last November, just the opposite, so that dynamic is going on right now.

Simeon Gutman - Canaccord Adams - Analyst

Yes, so it almost feels as if what I was getting at it almost feels as if your CPG could even be a little bit above average for the call to next period. I’m hesitant to say next two periods just given how quick this market can change, but you’ll still be fluctuating around that $0.11 during the year.

Bill Walljasper - Casey’s General Stores - SVP, CFO

I think you’re right. To go out farther with that, because we’ve seen the market change dramatically and the perfect point is last October, I mean just almost in the snap of a finger you saw wholesale drop tremendously in a very short period of time, so and that certainly affects a lot of things with the margin so, yes, I think certainly we’re certainly in an environment that is more favorable.

Simeon Gutman - Canaccord Adams - Analyst

Right. And then last question and I’m done is competitive openings, in particular food retailers that are opening on their front parking lots, is there any big change as you look and plan for fiscal 2010?

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores - SVP, CFO

I’m going to have to have you reask that question. I’m not sure I understand the question.

Simeon Gutman - Canaccord Adams - Analyst

Just curious if there is any increase in competitive openings in terms of supermarkets, food retailers, or discounters opening up more convenience or gas fuel centers on their parking lots in overlapping geographies with you?

Bill Walljasper - Casey’s General Stores - SVP, CFO

I don’t see any change in that environment. I think you’re referring to big box retails and grocery stores. I don’t see really any change in that environment. At least in our market it hasn’t certainly accelerated.

Simeon Gutman - Canaccord Adams - Analyst

Okay, thank you.

Bill Walljasper - Casey’s General Stores - SVP, CFO

You bet, Simeon.

Operator

At this time we’re showing no further questions available. Mr. Walljasper, you may proceed.

Bill Walljasper - Casey’s General Stores - SVP, CFO

I’d like to thank everybody for joining us on this call and just have a good day. Thanks again.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

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FINAL TRANSCRIPT

Jun. 16. 2009 / 10:30AM ET, CASY - Q4 2009 Casey’s General Stores Earnings Conference Call

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